Exhibit 99.1

Contact:Timothy R. Yost	2000 Pennsylvania Avenue, N.W.
Chief Financial Officer	Suite 6000
(202) 777-5455	Washington, D.C. 20006
heroldl@executiveboard.com	www.executiveboard.com

THE CORPORATE EXECUTIVE BOARD NAMES RUSSELL P. FRADIN
TO BOARD OF DIRECTORS

WASHINGTON D.C. (November 18, 2004)—The Corporate Executive Board Company (CEB) (NASDAQ: EXBD) today announced the election of Russell P. Fradin to its Board of Directors. Mr. Fradin is the President, Chief Executive Officer and a Director for The BISYS Group, Inc. (NYSE: BSG), a leading provider of business process outsourcing solutions for the financial services sector. Before joining BISYS, Mr. Fradin served as a senior executive with Automatic Data Processing and previously was a senior partner at McKinsey & Company.

Jay McGonigle, Chairman and CEO of The Corporate Executive Board commented, “We are delighted to welcome Russ to the CEB Board of Directors. Russ is a proven leader in both the professional services and more classic general management contexts. He brings intellectual energy, strong values, and direct experience leading high growth, business-to-business enterprises that will help the CEB team as we attempt to ascend similar heights. We have closely followed Russ’ career over the past decade and we are confident he will be a great fit and terrific addition to our very strong board.”

Mr. Fradin holds a Master’s of Business Administration degree from the Harvard Business School and a Bachelor of Science degree from the University of Pennsylvania, Wharton School of Business. With his election, CEB’s Board of Directors now consists of seven directors, five of whom are independent under NASDAQ’s rules.

The Corporate Executive Board Company is a leading provider of best practices research and analysis focusing on corporate strategy, operations and general management issues. CEB provides its integrated set of services currently to more than 2,100 of the world’s largest and most prestigious corporations, including over 80% of the Fortune 500. These services are provided primarily on an annual subscription basis and include best practices research studies, executive education seminars, customized research briefs and Web-based access to a library of over 275,000 corporate best practices.